Exhibit 5.1

[Jeffer, Mangels, Butler & Marmaro LLP Letterhead]

December 14, 2006

Board of Directors

BJ’s Restaurants, Inc.

16162 Beach Boulevard, Suite 100

Huntington Beach, CA 92647

Re: Registration Statement on Form S-3

Dear Ladies and Gentlemen:

We have acted as special counsel to BJ’s Restaurants, Inc. (the “Company”) in connection with the offer and sale in a private placement transaction of up to 3,075,000 shares of common stock, no par value, of the Company (“Common Stock”), pursuant to the terms of the Securities Purchase Agreement (“Purchase Agreement”) dated November 16, 2006 among the Company and the investors identified therein. We have been requested to render our opinion as special counsel as to the validity of the Common Stock to be issued pursuant to the Purchase Agreement.

In the course of our acting as special counsel to the Company, we have examined originals or copies of such corporate records of the Company and have made such examinations of law as we have deemed relevant. In our examination, we have assumed and have not verified (i) the genuineness of all signatures (other than persons signing on behalf of the Company), (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents supplied to us as copies, (iv) the accuracy and completeness of all corporate records and documents made available to us by the Company, (v) the factual accuracy of the representations and warranties of the Company and its subsidiaries set forth in the Purchase Agreement; (vi) that the Purchase Agreement has been duly and validly executed and delivered by, and constitutes the legal, valid, binding and enforceable agreement of each of the Investors; (vii) the absence of any evidence extrinsic to the provisions of the Purchase Agreement that the parties intended a meaning contrary to that expressed by those provisions and (viii) that the foregoing documents, in the form submitted to us for our review, have not been altered or amended in any respect material to our opinions stated herein. We have relied as to factual matters upon certificates from officers of the Company and certificates and other documents from public officials and government agencies and departments and we have assumed the accuracy and authenticity of such certificates and documents.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, as of the date hereof we are of the opinion that:

The Common Stock has been legally issued and is fully paid and nonassessable.

We are furnishing this opinion to you solely for your benefit. This opinion may not be relied upon by any other person or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the prospectus included therein.

Very truly yours,

/s/ Jeffer, Mangels, Butler & Marmaro LLP

Jeffer, Mangels, Butler & Marmaro LLP